UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 8, 2012

Date of Report (Date of earliest event reported)

Primoris Services Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34145	20-4743916
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2100 McKinney Avenue, Suite 1500, Dallas, Texas  75201

(Address of principal executive offices)

(Zip Code)

(214) 740-5600

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Purchase Agreement with Q3 Contracting, Inc.

Summary

On November 8, 2012, Primoris Services Corporation, a Delaware corporation (“we,” “us,” “our,” “Primoris” or the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Q3 Contracting, Inc., a privately-held Minnesota corporation (“Q3C”), all of the shareholders of Q3C (collectively, the “Shareholders”) and Jay P. Osborn, as representative of the Shareholders (the “Representative”).  Following the closing of the Purchase Agreement, Q3C will become our wholly-owned subsidiary.

Pursuant to the Purchase Agreement, the issued and outstanding shares of Q3C will be sold and transferred by the Shareholders to Primoris on the closing date and Primoris will pay approximately $48.12 million in initial cash consideration (out of which $4 million will be placed in an escrow or held back to secure certain obligations and agreements of the Shareholders under the Purchase Agreement).  Additional cash will be provided subject to Q3C’s attaining certain specified financial goals, with a maximum potential payout of $10 million.  The incentive provisions are based on Q3C’s achieving certain financial targets using income before interest, taxes, depreciation and amortization, as that term is defined in the Purchase Agreement (“EBITDA”).  Assuming that the earnout consideration is earned, the total consideration payable to the Shareholders pursuant to the Purchase Agreement may be approximately $58.12 million.

Consummation of the Purchase Agreement is subject to various customary closing conditions.  The Purchase Agreement contains covenants, representations and warranties of the Company, Q3C and the Shareholders that are customary for transactions of this type.  Prior to entering into the Purchase Agreement, and other than with respect to the Purchase Agreement, neither we nor any of our officers, directors, affiliates or any of their associates had any material relationship with Q3C, the Shareholders or the Representative.

Consideration

Cash

On the closing date, we have agreed to pay the Shareholders approximately $48.12 million in cash.  Of that amount, the parties have agreed that $4 million of the cash consideration otherwise payable at closing will be held back by us or placed in an escrow, as discussed below.

Earnout Consideration

First Earnout Period

Subject to certain specified adjustments, if Q3C’s EBITDA for the period commencing November 18, 2012 and ending December 31, 2013 is equal to or greater than $17.7 million, we have agreed to pay the Shareholders $3.75 million in cash.  An additional cash payment of $1.25 million will be paid if Q3C’s EBITDA equals or exceeds $19.7 million for the same period.

Second Earnout Period

Subject to certain specified adjustments, if Q3C’s EBITDA for the twelve month period commencing January 1, 2014 and ending December 31, 2014 is equal to or greater than $19.0 million, we have agreed to pay the Shareholders $3.75 million in cash.  An additional cash payment of $1.25 million will be paid if Q3C’s EBITDA equals or exceeds $22.0 million for the same period.

Potential Adjustment to Consideration

The Purchase Agreement provides that the cash consideration may be reduced dollar for dollar by the amount, if any, by which the stockholders equity, as indicated on Q3C’s balance sheet as of the closing date, is less than approximately $18.86 million.  A total of $1.0 million (the “Holdback Amount”) of the cash consideration payable at closing will be held back by us to provide a source for offsetting any such reduction in the Purchase Agreement consideration.  If the Purchase Agreement consideration is reduced, then the amount of the reduction will be automatically retained by us from the Holdback Amount.  If the amount of the reduction exceeds the Holdback Amount, the Shareholders have agreed to pay us such excess amount.

Escrow Account

An additional $3.0 million of the cash consideration will be placed in an escrow account until the earlier of 18 months after the closing date or the date that the audit of our financial statements for the fiscal year ended December 31, 2013 is completed.  This amount will be used to provide a source of indemnity against specified damages to us, as described in the Purchase Agreement.

Management

In connection with the Purchase Agreement, certain of Q3C’s key employees have agreed to enter into employment and noncompetition agreements with us, effective as of the closing date.

Termination

The Purchase Agreement may be terminated at any time prior to the closing date by: (i) mutual written consent of Primoris and the Shareholders; (ii) either Primoris or the Shareholders, if a governmental authority issues a final, nonappealable order, decree, judgment or ruling or takes any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transaction under the Purchase Agreement; (iii)  the Shareholders, if we have materially breached any representation, warranty, covenant or agreement in the Purchase Agreement, which has not been cured after 60 days written notice; (iv) us, on or before the tenth business day after our receipt of any supplement or amendment to Q3C’s disclosure schedule to the Purchase Agreement (which would otherwise constitute a breach of any representation or warranty of the Shareholders), provided that all supplements and amendments involve an amount in excess of $300,000; (v) us, if after our review of any such disclosure schedule supplement or amendment, we give the Shareholders a cure notice, and the Shareholders have not cured the breach identified in the cure notice within 60 days of the date of receipt of the cure notice; or (vi) either Primoris or the Shareholders (provided that the terminating party is not then in breach of any representation, warranty, covenant or agreement in the Purchase Agreement), if the transaction under the Purchase Agreement has not closed by December 1, 2012, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the Purchase Agreement, or to perform or fulfill any covenants, agreements or obligations under the Purchase Agreement.

The foregoing descriptions of the terms, conditions and restrictions of the Purchase Agreement and any other ancillary documents or agreements to be entered into in connection with our prospective transaction under the Purchase Agreement with Q3C are not intended to be complete and are qualified in their entirety by the complete text of those agreements.

Item 7.01               Regulation FD Disclosure.

Press Release

On November 13, 2012, we issued a press release announcing the execution of the Purchase Agreement, which is attached as Exhibit 99.1 to this Form 8-K.  The information contained in the attached press release is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

Exh. No.	Description

2.1

Stock Purchase Agreement, dated November 8, 2012, by and among Primoris Services Corporation, a Delaware corporation and Q3 Contracting, Inc., a privately-held Minnesota corporation, all of the shareholders of Q3 Contracting, Inc. and Jay P. Osborn as representative of the shareholders of Q3 Contracting, Inc.

99.1	Press release, dated November 13, 2012, issued by Primoris Services Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIMORIS SERVICES CORPORATION

Dated: November 15, 2012	By:	/s/ Peter J. Moerbeek
Peter J. Moerbeek
Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exh. No.	Description

2.1

Stock Purchase Agreement, dated November 8, 2012, by and among Primoris Services Corporation, a Delaware corporation and Q3 Contracting, Inc., a privately-held Minnesota corporation, all of the shareholders of Q3 Contracting, Inc. and Jay P. Osborn as representative of the shareholders of Q3 Contracting, Inc.

99.1	Press release, dated November 13, 2012, issued by Primoris Services Corporation